Exhibit 99.1

Recursion Announces Transformational Collaboration with Roche and Genentech in Neuroscience and Oncology, Advancing Novel Medicines to Patients Using Machine Learning and High Content Screening Methods at Scale to Map Complex Biology

The deal, worth several billion dollars, is a future-looking model of technology-enabled target and drug discovery

SALT LAKE CITY, UT, December 7, 2021 — Recursion (NASDAQ: RXRX), a clinical-stage biotechnology company decoding biology to radically improve lives by industrializing drug discovery, development and beyond through disruptive innovation, today announced a transformational collaboration with Roche (SIX: RO, ROG; OTCQX: RHHBY) and Genentech, a member of the Roche Group. Recursion will work with both Roche and Genentech’s R&D units to leverage technology-enabled drug discovery through the Recursion Operating System (OS) to more rapidly identify novel targets and advance medicines in key areas of neuroscience as well as in an oncology indication. Under the terms of the agreement, Recursion will receive an upfront payment of $150 million and is eligible for additional performance-based research milestones. Under the collaboration, Roche and Genentech (combined) may initiate up to 40 programs, each of which, if successfully developed and commercialized, could yield more than $300M in development, commercialization and net sales milestones for Recursion, as well as tiered royalties on net sales.

The collaboration will leverage the Recursion OS, an integrated, multi-faceted system for generating, analyzing and deriving insight from massive proprietary biological and chemical datasets. The OS, which brings together wet-lab and dry-lab biology at scale to further industrialize and digitize drug discovery, will be deployed to phenomically capture chemical and genetic perturbations in neuroscience-related cell types and select cancer cell lines. The resulting phenomics data, generated in Recursion’s automated laboratories, will be analyzed by Recursion’s proprietary convolutional neural networks to turn these data into mathematical representations of biology that can be leveraged to identify novel biological relationships and initiate and advance therapeutic programs. This dataset will be potentiated by extensive single-cell perturbation screening data from Roche and Genentech, and the parties will collaborate on new machine learning algorithms to generate highly granular maps of human cellular biology.

“We are excited to partner with Roche and Genentech to bring Recursion’s leading-edge, tech-enabled drug discovery platform, the Recursion OS, to bear against some of the most complex diseases impacting humanity,” said Recursion Co-Founder & CEO Chris Gibson, PhD. “Technology-enabled drug discovery is here, Recursion is leading the space, and we are pursuing some of the most intractable areas of biology with the very best partners by our side.”

“This collaboration highlights the potential of technology to transform drug discovery and unlock previously unknown insights into complex disease in an unbiased way,” said Global Head of Pharma Partnering at Roche, James Sabry, MD, PhD. “We are excited about the opportunity this collaboration offers to help advance the development of medicines at scale.”

Recursion, Roche and Genentech will leverage the insights generated from the collaboration’s maps of human cellular biology to rapidly find and develop medicines against novel targets in neuroscience and the oncology indication for up to a decade or longer. Programs already underway at Recursion in oncology or neuroscience are not part of the collaboration and will be independently developed.

About Recursion

Recursion is a clinical-stage biotechnology company decoding biology to radically improve lives by industrializing drug discovery, development and beyond through disruptive innovation. Enabling its mission is the Recursion Operating System, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets, the Recursion Data Universe. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset the Recursion Map, a collection of hundreds of billions of searchable inferences across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

The Company is proudly headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life science industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact

Media@Recursion.com

Investor Contact

Investor@Recursion.com

Business Development Contact

Shafique Virani, MD – Chief Business Officer

Shafique.Virani@Recursion.com

Forward-Looking Statements

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